EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, $0.00001 par value per share (the “Ordinary Shares”), of Yintech Investment Holdings Limited (the “Issuer”), and American Depositary Shares of the Issuer which may be exchanged for Ordinary Shares, and further agree that this Joint Filing Agreement be included as Exhibit A to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement on this 10th day of February 2020.

Dated: February 10, 2020

WENBIN CHEN

	By:	/s/ Wenbin Chen
Name: Wenbin Chen

COREWORTH INVESTMENTS LIMITED

	By:	/s/ Wenbin Chen
Name: Wenbin Chen
Title: Authorized Signatory